OMB APPROVAL

							OMB Number:3235-0145
							Expires:  August 31, 1999
							Estimated average burden
							hours per response 14.90

						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No. 13)

iManage, Inc.
					  (Name of Issuer)

Common Stock
				(Title of Class of Securities)

45245y105
						(CUSIP Number)
February 28, 2003
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-1(a)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 10

CUSIP No. 45245Y105				13D				Page 2 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			OO
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 6,329,100 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 6,329,100 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 6,329,100 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	26.2%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 3 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		OO

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 6,329,100 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 6,329,100 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 6,329,100 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	26.2%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 4 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Growth Group LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		OO
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 1,008,500 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 1,008,500 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 1,008,500 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	4.2%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, IA
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 5 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 4,146,100 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 4,146,100 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 4,146,100 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	17.2%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 2 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	G. Randall Hecht
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			OO
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 6,329,100 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 6,329,100 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 6,329,100 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	26.2%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IN, HC
----------------------------------------------------------------

CUSIP No. 45245Y105				13D			Page 6 of 10

ITEM 1.

This Schedule 13D is filed with respect to the Common Stock of iManage, Inc.

ITEM 2.

This Schedule 13D is filed on behalf of the following:

I. (a)RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, San Francisco, CA  94111
(c) holding company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

II. (a)RS Investment Management, L.P. is a California Limited Partnership.
(b) 388 Market Street, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

III. (a)RS Growth Group LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

IV. (a)RS Diversified Growth Fund is a series of a Massachusetts
Business Trust.
(b) 388 Market Street, San Francisco, CA  94111
(c) investment company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

V. (a)G. Randall Hecht is a control person of RS Investment
Management Co. LLC, RS Investment Management, L.P., and
RS Growth Group LLC.
(b) 388 Market Street, San Francisco, CA  94111
(c) individual
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings
(f) U.S. citizen

CUSIP No. 45245Y105				13D			Page 7 of 10

ITEM 3
The securities with respect to which this Schedule 13D is filed were purchased by Funds managed by RSIM, L.P. and RS Growth Group LLC using funds contributed by the Funds' respective partners and shareholders.

ITEM 4
This schedule is being filed based on a change in the ownership position of Funds managed by RSIM, L.P. and RS Growth Group LLC due to purchases and sales. All shares are held for investment purposes only. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

RS Investment Management, L.P. and RS Growth Group LLC are registered investment advisers. RS Investment Management, L.P. is the investment adviser to RS Diversified Growth Fund, a registered investment company. RS Investment Management Co. LLC is the General Partner of RS Investment Management, L.P. RS Investment
Management, L.P. is the Managing Member of RS Growth Group LLC.
G. Randall Hecht is a control person of RS Investment
Management Co. LLC, RS Investment Management, L.P., and
RS Growth Group LLC.

ITEM 5
The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

RS Investment Mgmt Co. LLC		6,329,100	26.2%
RS Investment Mgmt, L.P.		6,329,100	26.2%
RS Growth Group LLC			1,008,500	 4.2%
RS Diversified Growth Fund		4,146,100	17.2%

All percentages in this table are based, pursuant to 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 24,140,000 shares of Common Stock of the Issuer outstanding as of November 1, 2002.

RS Investment Mgmt Co. LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 6,329,100 shares of the Issuer.

RS Investment Mgmt, L.P. is a California Limited Partnership that is deemed to have shared dispositive power over 6,329,100 shares of the Issuer.

RS Growth Group LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 1,008,500 shares of the Issuer.

RS Diversified Growth Fund is an investment company that is part of a Massachusetts Business Trust with shared dispositive power over 4,146,100 shares of the Issuer.

G. Randall Hecht is a control person of RS Investment Mangement
Co. LLC, RS Investment Management, L.P., and RS Growth Group LLC who is deemed to have shared dispositive power over 6,329,100 shares of the Issuer.

CUSIP No. 45245Y105				13D			Page 8 of 10

The following is a list of transactions by the filing parties in the last 60 days:

DATE             SHARES     PRICE/SH    TYPE
12/30/2002      5000       2.93      14625   open mkt purchase
12/30/2002      7300       2.92      21352   open mkt purchase
12/31/2002     73000       3.20     233600   open mkt purchase
01/03/2003       200       3.22        644   open mkt sale
01/03/2003       800       3.22       2576   open mkt sale
01/03/2003       700       3.22       2254   open mkt sale
01/03/2003       500       3.22       1610   open mkt sale
01/03/2003       800       3.22       2576   open mkt sale
01/06/2003      1200       3.22       3864   open mkt sale
01/06/2003       125       3.22        402   open mkt sale
01/06/2003      4200       3.22      13524   open mkt sale
01/06/2003      4300       3.22      13846   open mkt sale
01/06/2003      2500       3.22       8050   open mkt sale
01/06/2003      4200       3.22      13524   open mkt sale
01/23/2003      5000       3.15      15735   open mkt purchase
01/24/2003      5000       3.17      15850   open mkt purchase
02/12/2003      1700       2.57       4369   open mkt sale
02/12/2003      3100       2.57       7967   open mkt sale
02/12/2003      1500       2.57       3855   open mkt sale
02/12/2003      1300       2.57       3341   open mkt sale
02/12/2003       500       2.57       1285   open mkt sale
02/12/2003      6400       2.57      16447   open mkt sale
02/12/2003       900       2.57       2313   open mkt sale
02/12/2003       300       2.57        771   open mkt sale
02/12/2003      9300       2.57      23900   open mkt sale
02/13/2003      1400       2.27       3178   open mkt sale
02/13/2003       600       2.27       1362   open mkt sale
02/13/2003       250       2.27        567   open mkt sale
02/13/2003       100       2.27        227   open mkt sale
02/13/2003       300       2.27        681   open mkt sale
02/13/2003       650       2.27       1475   open mkt sale
02/13/2003      1300       2.27       2951   open mkt sale
02/13/2003     15000       2.27      34049   open mkt sale
02/13/2003      5000       2.27      11350   open mkt sale
02/13/2003      3350       2.27       7604   open mkt sale
02/13/2003     16500       2.27      37454   open mkt sale
02/13/2003      7500       2.27      17024   open mkt sale
02/13/2003      5000       2.27      11350   open mkt sale
02/13/2003     10000       2.27      22699   open mkt sale
02/13/2003      1900       2.27       4313   open mkt sale
02/13/2003      1600       2.27       3632   open mkt sale
02/13/2003       700       2.27       1589   open mkt sale
02/13/2003      2800       2.27       6356   open mkt sale
02/13/2003     24000       2.27      54478   open mkt sale
02/13/2003     12400       2.27      28147   open mkt sale
02/13/2003      2400       2.27       5448   open mkt sale
02/13/2003      1100       2.27       2497   open mkt sale
02/13/2003      1800       2.27       4086   open mkt sale
02/13/2003      4600       2.27      10442   open mkt sale
02/13/2003      2600       2.27       5902   open mkt sale
02/13/2003     11750       2.27      26672   open mkt sale
02/13/2003      6500       2.27      14755   open mkt sale
02/13/2003       800       2.27       1816   open mkt sale
02/13/2003      2000       2.27       4540   open mkt sale
02/13/2003      1500       2.27       3405   open mkt sale
02/13/2003      2900       2.27       6583   open mkt sale
02/13/2003      1400       2.27       3178   open mkt sale
02/13/2003      9900       2.27      22472   open mkt sale
02/13/2003      3100       2.27       7037   open mkt sale
02/13/2003       400       2.27        908   open mkt sale
02/13/2003       500       2.27       1135   open mkt sale
02/13/2003      1600       2.27       3632   open mkt sale
02/13/2003      1600       2.27       3632   open mkt sale
02/13/2003      1400       2.27       3178   open mkt sale
02/13/2003       100       2.27        227   open mkt sale
02/13/2003      2600       2.27       5902   open mkt sale
02/13/2003      2400       2.27       5448   open mkt sale
02/13/2003      2200       2.27       4994   open mkt sale
02/13/2003       400       2.27        908   open mkt sale
02/13/2003      1600       2.27       3632   open mkt sale
02/13/2003      1000       2.27       2270   open mkt sale
02/13/2003      4000       2.27       9080   open mkt sale
02/13/2003       900       2.27       2043   open mkt sale
02/13/2003      2000       2.27       4540   open mkt sale
02/13/2003       700       2.27       1589   open mkt sale
02/13/2003       600       2.27       1362   open mkt sale
02/13/2003      1000       2.27       2270   open mkt sale
02/13/2003       400       2.27        908   open mkt sale
02/13/2003      1000       2.27       2270   open mkt sale
02/13/2003       200       2.27        454   open mkt sale
02/13/2003       100       2.27        227   open mkt sale
02/13/2003       200       2.27        454   open mkt sale
02/13/2003     10000       2.27      22699   open mkt sale
02/13/2003       800       2.27       1816   open mkt sale
02/13/2003      8100       2.27      18386   open mkt sale
02/13/2003      5800       2.27      13166   open mkt sale
02/13/2003      5300       2.27      12031   open mkt sale
02/13/2003     80000       2.27     181594   open mkt sale
02/13/2003       250       2.27        567   open mkt sale
02/13/2003       150       2.27        340   open mkt sale
02/14/2003      3000       2.51       7522   open mkt sale
02/14/2003      3000       2.51       7522   open mkt sale
02/14/2003      6000       2.51      15045   open mkt sale
02/14/2003       250       2.51        627   open mkt sale
02/14/2003      1300       2.51       3260   open mkt sale
02/14/2003       800       2.51       2006   open mkt sale
02/14/2003       200       2.51        501   open mkt sale
02/14/2003       450       2.51       1128   open mkt sale
02/14/2003      8050       2.51      20185   open mkt sale
02/14/2003      6950       2.51      17427   open mkt sale
02/14/2003      5700       2.51      14292   open mkt sale
02/14/2003       600       2.51       1504   open mkt sale
02/14/2003       200       2.51        501   open mkt sale
02/14/2003      5500       2.51      13791   open mkt sale
02/14/2003      3000       2.51       7522   open mkt sale
02/14/2003      7300       2.51      18304   open mkt sale
02/14/2003      1000       2.51       2507   open mkt sale
02/14/2003       500       2.51       1254   open mkt sale
02/14/2003      1600       2.51       4012   open mkt sale
02/14/2003      2000       2.51       5015   open mkt sale
02/14/2003      2600       2.51       6519   open mkt sale
02/18/2003       500       2.77       1385   open mkt sale
02/18/2003       500       2.77       1385   open mkt sale
02/18/2003      1000       2.77       2770   open mkt sale
02/18/2003       500       2.77       1385   open mkt sale
02/18/2003      2500       2.77       6925   open mkt sale
02/18/2003      2000       2.77       5540   open mkt sale
02/18/2003       100       2.77        277   open mkt sale
02/18/2003       400       2.77       1108   open mkt sale
02/18/2003      2500       2.77       6925   open mkt sale
02/20/2003       400       3.02       1208   open mkt sale
02/20/2003       400       3.02       1208   open mkt sale
02/20/2003       800       3.02       2416   open mkt sale
02/20/2003      1500       3.02       4530   open mkt sale
02/20/2003       550       3.02       1661   open mkt sale
02/20/2003       250       3.02        755   open mkt sale
02/20/2003      3500       3.02      10570   open mkt sale
02/20/2003      3000       3.02       9060   open mkt sale
02/20/2003       800       3.02       2416   open mkt sale
02/20/2003       600       3.02       1812   open mkt sale
02/20/2003       900       3.02       2718   open mkt sale
02/20/2003      1900       3.02       5738   open mkt sale
02/20/2003       400       3.02       1208   open mkt sale
02/21/2003       800       3.23       2580   open mkt sale
02/21/2003      1200       3.23       3870   open mkt sale
02/21/2003      1200       3.23       3870   open mkt sale
02/21/2003       400       3.23       1290   open mkt sale
02/21/2003      3100       3.22       9997   open mkt sale
02/21/2003       100       3.22        322   open mkt sale
02/21/2003      3700       3.22      11932   open mkt sale
02/21/2003       400       3.23       1290   open mkt sale
02/21/2003      7900       3.22      25477   open mkt sale
02/21/2003      3300       3.22      10642   open mkt sale
02/21/2003       100       3.22        322   open mkt sale
02/21/2003      1100       3.22       3547   open mkt sale
02/21/2003      2800       3.23       9030   open mkt sale
02/21/2003      2700       3.22       8707   open mkt sale
02/21/2003       500       3.22       1612   open mkt sale
02/21/2003       600       3.23       1935   open mkt sale
02/21/2003       300       3.22        967   open mkt sale
02/21/2003      4200       3.23      13545   open mkt sale
02/21/2003      5300       3.22      17092   open mkt sale
02/21/2003       300       3.22        967   open mkt sale
02/24/2003       800       3.45       2756   open mkt sale
02/24/2003       100       3.44        344   open mkt sale
02/24/2003       300       3.45       1034   open mkt sale
02/24/2003       500       3.45       1723   open mkt sale
02/24/2003       900       3.45       3101   open mkt sale
02/24/2003        50       3.44        172   open mkt sale
02/24/2003        50       3.44        172   open mkt sale
02/24/2003      1150       3.45       3962   open mkt sale
02/24/2003       850       3.44       2928   open mkt sale
02/24/2003       400       3.45       1378   open mkt sale
02/24/2003       700       3.45       2412   open mkt sale
02/24/2003       700       3.45       2412   open mkt sale
02/24/2003       800       3.45       2756   open mkt sale
02/24/2003      2600       3.45       8957   open mkt sale
02/24/2003       100       3.44        344   open mkt sale
02/25/2003       700       3.28       2298   open mkt sale
02/25/2003       100       3.28        328   open mkt sale
02/25/2003       700       3.28       2298   open mkt sale
02/25/2003       800       3.28       2626   open mkt sale
02/25/2003       100       3.28        328   open mkt sale
02/25/2003      1800       3.28       5908   open mkt sale
02/25/2003      1000       3.28       3282   open mkt sale
02/25/2003       600       3.28       1969   open mkt sale
02/25/2003       400       3.28       1313   open mkt sale
02/25/2003       300       3.28        985   open mkt sale
02/25/2003      2600       3.28       8534   open mkt sale
02/26/2003      1300       3.27       4247   open mkt sale
02/26/2003       200       3.27        653   open mkt sale
02/26/2003      1500       3.27       4900   open mkt sale
02/26/2003      1800       3.27       5880   open mkt sale
02/26/2003      2700       3.27       8821   open mkt sale
02/26/2003       900       3.27       2940   open mkt sale
02/26/2003       600       3.27       1960   open mkt sale
02/26/2003      1200       3.27       3920   open mkt sale
02/26/2003       100       3.27        327   open mkt sale
02/26/2003       800       3.27       2614   open mkt sale
02/26/2003       500       3.27       1633   open mkt sale
02/26/2003      3000       3.27       9801   open mkt sale
02/26/2003       200       3.27        653   open mkt sale
02/27/2003      2700       3.29       8874   open mkt sale
02/27/2003       400       3.29       1315   open mkt sale
02/27/2003      1300       3.29       4273   open mkt sale
02/27/2003       100       3.29        329   open mkt sale
02/27/2003      3100       3.29      10188   open mkt sale
02/27/2003      5075       3.29      16679   open mkt sale
02/27/2003      5000       3.29      16433   open mkt sale
02/27/2003       125       3.29        411   open mkt sale
02/27/2003       100       3.29        329   open mkt sale
02/27/2003      9150       3.29      30072   open mkt sale
02/27/2003      5000       3.29      16433   open mkt sale
02/27/2003      1800       3.29       5916   open mkt sale
02/27/2003     11300       3.29      37139   open mkt sale
02/27/2003      2100       3.29       6902   open mkt sale
02/27/2003     14200       3.29      46670   open mkt sale
02/27/2003      6600       3.29      21692   open mkt sale
02/27/2003     18350       3.29      60309   open mkt sale
02/27/2003      1700       3.29       5587   open mkt sale
02/27/2003       200       3.29        657   open mkt sale
02/27/2003       100       3.29        329   open mkt sale
02/27/2003      1900       3.29       6245   open mkt sale
02/27/2003      1500       3.29       4930   open mkt sale
02/27/2003      1000       3.29       3287   open mkt sale
02/27/2003      1000       3.29       3287   open mkt sale
02/27/2003       100       3.29        329   open mkt sale
02/27/2003     12600       3.29      41411   open mkt sale
02/27/2003      2800       3.29       9202   open mkt sale
02/27/2003       700       3.29       2301   open mkt sale
02/27/2003       900       3.29       2958   open mkt sale
02/27/2003       800       3.29       2629   open mkt sale
02/27/2003       100       3.29        329   open mkt sale
02/27/2003      1200       3.29       3944   open mkt sale
02/27/2003       700       3.29       2301   open mkt sale
02/27/2003      1100       3.29       3615   open mkt sale
02/27/2003      3500       3.29      11503   open mkt sale
02/27/2003      2400       3.29       7888   open mkt sale
02/27/2003      2900       3.29       9531   open mkt sale
02/27/2003      8500       3.29      27936   open mkt sale
02/27/2003       800       3.29       2629   open mkt sale
02/27/2003      6800       3.29      22349   open mkt sale
02/27/2003      3400       3.29      11175   open mkt sale
02/27/2003      3300       3.29      10846   open mkt sale
02/27/2003      3200       3.29      10517   open mkt sale
02/27/2003       150       3.29        493   open mkt sale
02/27/2003       250       3.29        822   open mkt sale

CUSIP No. 45245Y105				13D			Page 9 of 10

ITEM 6
Not applicable.

ITEM 7
The following exhibits are filed herewith:

Exhibit A - Joint Filing Agreement

ITEM 8
						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	March 3, 2003

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

/s/	G. Randall Hecht
	G. Randall Hecht

CUSIP No. 45245Y105				13D			Page 10 of 10

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	March 3, 2003

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

/s/	G. Randall Hecht
	G. Randall Hecht